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Exhibit 99.2

GLOBALMEDIA.COM ANNOUNCES PROPOSED STRATEGIC TRANSACTIONS
WITH AUSTRALIAN COMPANIES, RADLY CORPORATION LTD.
AND ISIS COMMUNICATIONS LIMITED

  Transactions would implement GlobalMedia.com's restructured business plan of focusing on internet video, website and wireless technologies for the sports and entertainment industries.

    VANCOUVER, April 19/PRNewswire/—GlobalMedia.com (GLMC.OB) announced today that it has entered into non-binding letters of intent with Radly Corporation Ltd. ("RCL"), a privately-held Australian corporation, and ISIS Communications Limited ("Isis"), a publicly-traded Australian corporation (ASX: ISC). Global expects these transactions, once closed, to be a major step towards implementing its restructured business plan of focusing on internet video, website and wireless technologies for the sports and entertainment industries. Closing of the transaction is expected to be in late April or early May, and is subject, among other things, to completion of due diligence, any required corporate approvals, signing of the definitive agreements.

    RCL is a holding company that owns approximately 45.5% of Isis' common stock. RCL's principal shareholder and president, Adam Radly ("Radly"), is the founder, chief executive officer and president of Isis. Isis, through its wholly-owned subsidiary, ISIS Broadcast Media, Inc., engages primarily in traditional media sports and entertainment broadcasting. Isis has been actively working on developing internet applications and extensions for this business, and has obtained several significant contracts to provide internet delivery of these services. In addition, Isis has been actively working to expand its operations outside of Australia since the beginning of 2001. A recent Isis press release announced that Radly is now based predominantly in Isis' Los Angeles office and will focus principally on the expansion of Isis video broadcast and production activities in the U.S.

    In the proposed transactions, Global will issue newly issued unregistered common shares amounting to approximately 85% of Global's outstanding common stock after the closing and options to purchase Global's Series C Convertible Preferred Stock to RCL's shareholders. In exchange, Global will receive 100% of RCL's common stock (valued by reference to the net tangible asset value per Isis share held by RCL) and up to $1.5 million in cash. Global will also grant piggyback registration rights for the common stock issued to the RCL shareholders at closing and upon conversion of the Series C Convertible Preferred. RCL will provide Global with interim funding until the closing.

    As disclosed in Isis' filings with the Australian Stock Exchange ("ASX"), Isis had net tangible assets of AU$41.6 million (US$20.9 million) at December 31, 2000, which equals a net tangible asset value per share of AU$0.255 (US$0.128). Isis' tangible assets primarily consist of the digital broadcasting and post production equipment used in Isis' media broadcasting business, and cash. In addition, Isis' net tangible asset valuation does not include the value of Isis' software and content businesses which are now fully developed and beginning to generate revenue. After closing Global will hold a controlling interest in Isis, through ownership of 100% of the RCL shares, and, therefore, is expected to be permitted to consolidate Isis' financial statements into Global's financial statements.

    Contemporaneously with the RCL closing, Isis and Global will enter into a strategic alliance agreement under which Global will be Isis' sole source for Internet and web development consulting services. This agreement is intended to accelerate Isis' entry into the internet marketplace, provide an international portal for Global's existing internet capabilities, and provide Global with a future positive revenue stream.

    It is expected that Radly would become Global's Acting Chairman and CEO after the closing. The composition of Global's post-closing Board of Directors is still being determined.

    Michael Metcalfe, CEO and president of Global stated, "These strategic transactions with RCL and Isis are an excellent fit with our restructured business plan. We are excited to join forces with Isis and Adam Radly and with the prospects for our combined future. We are also very pleased to have this opportunity to rebuild shareholder value."

    Adam Radly, CEO of RCL and Isis commented, "The transaction with Global represents a significant step for RCL and Isis as we proceed to expand into the US. We have developed Isis on the basis of a combination of new and old economy segments and are very enthusiastic about the opportunity to build on this platform in the US with Global."

    After closing, the strategic plan is for Global to acquire other companies whose businesses are a strategic fit with the traditional and Internet video and broadcast businesses currently being conducted by Global and Isis. Global will also continue developing its internet consulting contracts such as those with the National Football League, 4Kids Entertainment, WorldHockeyNetwork, and AccuWeather, and focusing on the development of its next generation technology for the rapidly growing broadband and wireless market.

    About GlobalMedia.com

    GlobalMedia.com (www.globalmedia.com) develops customized Internet solutions for media and entertainment companies. With a strong background in streaming radio broadcast technology, GlobalMedia develops custom Internet broadband and wireless solutions for clients including the NFL, World Hockey Net and 4Kidsentertainment. Winner of the prestigious Linux Journal award for the "Best Overall Linux Solution" at Comdex Fall "99 for its Internet streaming audio technology, GlobalMedia's new focus is on developing Internet video technologies, that will provide media and entertainment companies the opportunity to expand their reach globally.

    About Radly Corporation Ltd.

    RCL is a holding company for investments generally in businesses in the media and technology industries. At closing of the transactions between RCL, Isis and Global, the 45% holding in Isis will be RCL's only current asset. RCL's involvement in its portfolio businesses has ranged from minority positions with no operational involvement through majority positions and operational control. RCL's holdings have included majority holding in Eon3 Pty Ltd (home automation) and minority positions in Integrum, Inc. (Internet security) and certain film and television productions.

    About Isis Communications Limited

    Isis is a publicly-traded holding company involved in the media and education technology industries. Through its media subsidiary, Isis Broadcast Media, Isis provides digital television broadcasting services to major television networks on a fee for service basis. Broadcast events include certain events at the Sydney Olympics for NBC, World Cup Soccer for Univision, Wimbeldon and French Open Tennis for Nine Network (Australia), Australian Formula One Grand Prix for AGP Corp, Malaysian Formula One Grand Prix for TV3 Malaysia, Rugby League for Fox Sports, President's Cup for CBS and ESPN. IBM also provides post production and editing services along with video duplication and digitization services (mainly focused on the television industry), and in January 2001, established Australia's first and only full service High Definition Television post production facility.

    Isis also provide student learning and language learning technologies through its education technology subsidiaries. XSIQ Pty Ltd (xsiq.com) developed and markets a proprietary multimedia k-12 curriculum suitable for delivery through CD, Internet and LAN's. XSIQ Education Pty Ltd sells educational video and CD content to schools in Australia and New Zealand through distribution agreements with numerous providers of educational video content, including exclusive Australian distribution rights for Disney Corporation's education video content. Planet Learning Pty Ltd has developed proprietary English language learning software, "Planet English", which is currently being distributed in China pursuant to a distribution agreement with Peking University. Planet Learning is a joint venture between Isis (51%) and the University of New South Wales (49%).

    Isis completed an IPO on the ASX in September of 2000, raising AU$55 million, and a follow on offering in February of 2001 in the US, raising AU$44 million. The company trades on the ASX under the symbol "ISC". More information is available at www.isiscenter.com.

    Forward-looking Statements.  This announcement contains forward-looking statements that are subject to significant risks and uncertainties. Although Global believes that the expectations reflected in its forward looking statements are reasonable, Global can give no assurance that such expectations or any of these forward looking statements will prove to be correct and future results may differ from those discussed in this press release. Actual results may differ materially due to a number of risks, including the risk that the RCL/Isis transactions do not close, the risks inherent in acquiring new subsidiaries and technologies, technological and operational challenges, and acceptance of its new products by the US market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of this date. The inclusion of any statement in this release does not constitute an admission by Global or any other person that the events or circumstances described in such statement are material.

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GLOBALMEDIA.COM ANNOUNCES PROPOSED STRATEGIC TRANSACTIONS WITH AUSTRALIAN COMPANIES, RADLY CORPORATION LTD. AND ISIS COMMUNICATIONS LIMITED